EXHIBIT 10.7

FIRST FEDERAL BANCSHARES, INC.

2001 STOCK-BASED INCENTIVE PLAN

NON-STATUTORY STOCK OPTION AWARD AGREEMENT

(Directors)

This Award Agreement is provided to                              (the “Participant”) by First Federal Bancshares, Inc. (the “Company”) as of                             , the date the Company granted the Participant the right and option to purchase shares of Company Common Stock pursuant to the First Federal Bancshares, Inc. 2001 Stock-Based Incentive Plan (the “2001 Incentive Plan”), subject to the terms and conditions of the 2001 Incentive Plan and this Agreement:

1.	Option Grant:	You have been granted a Non-Statutory Stock Option (referred to in this Agreement as your “Option”). Your Option is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

2.	Number of Shares Subject to Your Option:	shares of Common Stock (subject to adjustment as may be necessary pursuant to Section 11 of the 2001 Incentive Plan).

3.	Date of Grant:	____________________

4.	Exercise Price:	You may purchase Company Common Stock covered by your Option at a price of $ per share.

5.	Vesting Schedule:	Subject to Paragraph 7 below, as long as you continue to remain in service with the Company or First Federal Bank, your Option will vest at a rate of 20% per year for five years, in accordance with the following schedule:

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If you terminate service with the Company or First Federal Bank, certain special rules set forth in Paragraph 11 of this Award Agreement will govern the exercisability of your Option.

6.	Term of Option:	Your Option expires, unless otherwise exercised, 10 years from the date of grant, through and including the normal close of business on , subject to earlier termination as provided for in Paragraph 11 of this Award Agreement.

7.	Vesting Upon a Change in Control:	Notwithstanding the vesting schedule set forth in Paragraph 5 of this Award Agreement, upon a Change in Control, the Committee has determined that your Option shall become exercisable in full and shall remain exercisable throughout the entire remaining term of the Option, regardless of whether or not your service terminates following the date of the Change in Control.

8.	Exercise of the Option:	You may exercise all or any part of your vested Option by delivering to Cathy Pendell written notice of intent to exercise and make payment of the purchase price, as provided for in Paragraphs 9 and 10 of this Award Agreement.

9.	Method of Exercise:	Subject to the terms and conditions of this Award Agreement, you may exercise your Option by delivering to Cathy Pendell a completed Option Exercise Form. If your Option is exercised by a person or persons other than you, the Option Exercise Form should be signed by such other person or persons and must be accompanied by proof acceptable to the Company of the legal right of such person or persons to exercise the Option.

10.	Method of Payment of the Exercise Price:	You may make payment for shares purchased upon exercise of the Option in cash, previously acquired Company Common Stock held for more than six months (through actual tender or attestation), a combination of cash and Company Common Stock, or through a broker-assisted cashless exercise arrangement (if available).

11.	Termination of Service due to:

	(a) Retirement:	Upon your Retirement, you may exercise only the vested portion of your Option. You will forfeit the unvested portion of your Option as of your Retirement date. You may exercise the vested portion of your Option for a period of one year following the date of your Retirement; provided, however, that in no event will you be entitled to exercise your Option after .

	(b) Death or Disability:	Notwithstanding the vesting schedule in Paragraph 5 of this Award Agreement, upon your death or Disability (as defined in the 2001 Incentive Plan), your Option will become exercisable in full and will remain exercisable for a period of one year from the effective date of your termination of employment or service; provided, however, that in no event will you be entitled to exercise your Option after .

	(c) Just Cause:	Upon your termination for Just Cause (as defined in the 2001 Incentive Plan), all of your rights with respect to your Option, whether vested or not, will expire immediately, and you will forfeit any portion of your Option that has not been exercised as of the effective date of your termination for Just Cause.

	(d) Other Reasons:	Upon your termination of service for any reason other than death or Disability, Retirement, or termination for Just Cause, you may at any time within the three-month period following the effective date of your termination, exercise your Option to the extent you were entitled to exercise your Option at the date of your termination (based on the vesting schedule in Paragraph 5); provided, however, that in no event will you be entitled to exercise your Option after . You will forfeit the unvested portion of your Option following the date of your termination.

12.	Non-Transferability:	You may not transfer, assign or otherwise dispose of any part of your Option, other than by will or the laws of intestate succession. You may, however, petition the Committee to permit a transfer or assignment of the Option, if such transfer or assignment is, in the Committee’s sole discretion, for valid estate planning purposes and permitted under the Internal Revenue Code of 1986, as amended, and the Securities Exchange Act of 1934, as amended.

13.	Rights as a Shareholder:	You will not have any rights as a shareholder with respect to voting, dividends or other matters on any shares of Company Common Stock subject to your Option until you exercise your Option and receive a stock certificate for the shares of Company Common Stock purchased upon exercise.

14.	Designation of Beneficiary:	You may designate a beneficiary, in writing, to receive, upon your death, any rights to which you are entitled under this Award Agreement.

15.	Incentive Plan Governs:	Notwithstanding anything in this Award Agreement to the contrary, the grant of your Option is subject to the terms and conditions of the 2001 Incentive Plan, including all interpretations, amendments, rules and regulations promulgated from time to time by the Committee pursuant to the 2001 Incentive Plan. Any capitalized terms not otherwise defined in this Award Agreement have the same meanings given to those terms in the 2001 Incentive Plan. You may obtain a copy of the plan document from Cathy Pendell.

16.	Amendment and Termination:	The Board of Directors of the Company may modify or amend the 2001 Incentive Plan from time to time and in any respect, and the Committee may amend this Award Agreement, prospectively or retroactively; provided, however, that no modification or amendment of the 2001 Incentive Plan or this Award Agreement may adversely affect your rights with respect to your Option without your consent.

All decisions, determinations and interpretations of the Board of Directors of the Company or the Committee, with respect to the 2001 Incentive Plan and/or this Award Agreement, are final and conclusive.

IN WITNESS WHEREOF, First Federal Bancshares, Inc. has caused this Non-Statutory Stock Option Award Agreement to be executed as of                     ,              and Participant acknowledges receipt of the Option and its terms and conditions.

FIRST FEDERAL BANCSHARES, INC.

By:
For the Compensation Committee

PARTICIPANT

By:

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